Exhibit 10.2

THE MIDDLEBY CORPORATION

FORM OF 2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this "Agreement"), dated as of the _____ day of ____, 20__, is entered into by and between The Middleby Corporation, a Delaware corporation (the "Company"), Middleby Marshall Inc., a Delaware Corporation ("MMI") (together, the "Employer"), and ___________ (the "Grantee" and, together with the Company, the "Parties").

RECITALS

Pursuant to the Company's 2007 Stock Incentive Plan (the "Plan"), the Board of Directors of the Company (the "Board"), as the administrator of the Plan, has determined to grant to the Grantee restricted shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), on the terms and conditions set forth herein, and hereby grants such restricted shares.

NOW, THEREFORE, the Parties hereto agree as follows:

1.            Grant of Restricted Stock. The Grantee is entitled to _________ shares of Common Stock pursuant to the terms and conditions of this Agreement (the "Restricted Stock") granted as of _______, 20__, (the "Date of Grant"), subject to the restrictions set forth below and the terms of this Agreement. The Grantee shall not be required to pay any cash consideration in exchange for the Restricted Shares.

2.	Restrictions and Restricted Period.

(a)          Restrictions. Shares of Restricted Stock granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section 4 below until the lapse of the Restricted Period (as defined below).

(b)          Restricted Period. The restrictions set forth above shall lapse and the shares of Restricted Stock shall become vested and transferable (provided, that such transfer is otherwise in accordance with federal and state securities laws) as to the number of shares described below on each vesting date described below: one-fifth of the shares of Common Stock shall vest IF the average closing price of the Common Stock for a 30 day period averages $___ or greater on or between the dates of ____, 20__ and _______, 20__; one-fifth of the shares of the Common Stock shall vest IF the average closing price of the Common Stock for a 30 day period averages $___ or greater on or between the dates of _____, 20__ and ______, 20__; one-fifth of the shares of the Common Stock shall vest IF the average closing price of the Common Stock for a 30 day period averages $___ or greater on or between the dates of ________, 20__ and ________, 20__; one-fifth of the shares of the Common Stock shall vest IF the average closing price of the Common Stock for a 30 day period averages $___ or greater on or between the dates of _______, 20__ and _______, 20__; and one-fifth of the shares of the Common Stock shall vest IF the average closing price of the

Common Stock for a 30 day period averages $___ or greater on or between the dates of _______, 20__ and ________, 20__; provided that in each case that the Grantee is employed by the Employer on such date (the "Restricted Period"). Notwithstanding the foregoing, to the extent that, as of the end of any vesting period, the stated vesting condition has not been met, the number of shares that could have vested as of such vesting date shall be forfeited. The number and price of shares of Common Stock set forth in this paragraph 2(b) are subject to adjustment in accordance with the terms of the Plan.

3.            Rights of a Stockholder. From and after the Date of Grant and for so long as the Restricted Stock is held by or for the benefit of the Grantee, the Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including, but not limited to, the right to receive dividends and the right to vote such shares. If there is any stock dividend, stock split or other change in character or amount of the Restricted Stock, then in such event, any and all new, substituted or additional securities to which Grantee is entitled by reason of the Restricted Stock shall be immediately subject to the Restrictions with the same force and effect as the Restricted Stock subject to such Restrictions immediately before such event.

4.	Cessation of Employment.

(a)          Forfeiture. If the Grantee's employment with the Employer is terminated for any reason other than those set forth in Section 4(b) of this Agreement, then any portion of the Restricted Stock for which the Restricted Period has not lapsed shall be forfeited to the Company without payment of any consideration by the Company, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such shares of Restricted Stock.

(b)          Accelerated Vesting. If the Grantee's employment is terminated by the Employer prior to ________, 20__ for reasons other than Cause (as defined in Section 8(a) below) or the Grantee terminates his employment within the six-month period immediately following a Change in Control (as defined in Section 8(a) below), by providing written notice of such termination to the Employer, the Restricted Stock shall immediately vest in full.

5.            Certificates. Restricted Stock granted herein may be evidenced in such manner as the Board shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, then the Company may retain physical possession of the certificate until the Restricted Period has lapsed.

6.            Legends. The Company may require, as a condition of the issuance and delivery of certificates evidencing Restricted Stock pursuant to the terms hereof, that the certificates bear the legend as set forth immediately below, in addition to any other legends required under federal and state securities laws or as otherwise determined by the Board. All certificates representing any of the shares of Restricted Stock subject to the provisions of this Agreement shall have endorsed thereon the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER HELD BY THE ISSUER OR ITS ASSIGNEES(S) AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THE SHARES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

Such legend shall not be removed until such shares vest pursuant to the terms hereof.

7.            Taxes. The Grantee shall pay to the Employer promptly upon request, at the time the Grantee recognizes taxable income in respect to the shares of Restricted Stock, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the shares of Restricted Stock. In lieu of collecting payment from the Grantee, the Employer may, in its discretion, distribute vested shares of Common Stock net of the number of whole shares of Common Stock the fair market value of which is equal to the minimum amount of federal, state and local taxes required to be withheld under applicable tax laws. The Grantee understands that he (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

8.	Miscellaneous.
(a)	Definitions. As used in this Agreement:

(i)    “Cause” shall mean gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, substance abuse, or commission of a felony.

(ii)   “Change of Control” shall mean any twenty-five percentage point increase in the percentage of outstanding voting securities of The Middleby Corporation hereafter held by any person or group of persons who agree to act together for the purpose of acquiring, holding, voting, or disposing of such voting securities as compared to the percentage of outstanding voting securities of The Middleby Corporation held by such person or group of persons on the date hereof.

Example: On February 11, 2007 individual A owns 2.42% of the total outstanding voting securities of The Middleby Corporation. Thereafter, individual A commences a series of open market and private purchases, and on March 1,2007 for the first time his holdings exceed 27.42% of the outstanding voting securities of The Middleby Corporation. A Change of Control occurs on March 1, 2007.

(b)          Restrictions on Transfer. Shares of Restricted Stock may not be transferred or otherwise disposed of by the Grantee, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Committee, or by will or the laws of descent and distribution.

(c)          Compliance with Law and Regulations. The award and any obligation of the Employer hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Any purported transfer or sale of the shares of Common Stock shall be subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such shares of Common Stock subject to all the provisions hereof and shall acknowledge the same by signing a copy of this Agreement.

(d)          Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Restricted Stock by any holder thereof in violation of the provisions of this Restricted Stock Agreement shall be valid, and the Company will not transfer any of said shares of Restricted Stock on its books or otherwise nor will any of said shares of Restricted Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

(e)          Incorporation of Plan. This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Restricted Stock Agreement shall be deemed to be modified accordingly.

(f)           Notices. Any notices required or permitted hereunder shall be addressed to the Employer, at its principal offices, or to the Grantee at the address then on record with the Employer, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

(g)          Successor. This Agreement shall bind and inure to the benefit of the Employer, its successors and assigns, and the Grantee and his or her personal representatives and beneficiaries.

(h)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and his personal and legal representatives in respect of any questions arising under the Plan or this Agreement.

(i)           Amendment. This Agreement may be amended or modified by the Employer at any time; provided that notice is provided to the Grantee in accordance with Section 8(f); and provided further that no amendment or modification that is adverse to the rights of the Grantee as provided by this Agreement shall be effective unless set forth in a writing signed by the parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

THE MIDDLEBY CORPORATION

By
Name:
Title:

MIDDLEBY MARSHALL INC.

By
Name:
Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Agreement.

Grantee

Address

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